EXHIBIT 107.1
Calculation Of Filing Fee Tables

Form S-8
(Form Type)

Veracyte, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,844,924 (2)	$24.59 (3)	$69,956,681.16	0.0000927	$6,484.98
Total Offering Amounts							$6,484.98
Total Fee Offsets(4)							-
Net Fee Due							$6,484.98

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Registrant's 2013 Stock Incentive Plan, as amended (the “2013 Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents additional shares of the Registrant’s common stock reserved for issuance under the 2013 Plan, pursuant to its provisions providing for an automatic annual increase in the number of shares reserved for issuance under the 2013 Plan.
(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on February 23, 2022.
(4)	The Registrant does not have any fee offsets.
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